EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-178452, 333-171067, 333-164026, 333-130271, 333-121334, 333-106385, 333-57046, and 333-17513; Form S-3 Nos. 333-180028, 333-171252, 333-160572 and 333-139975) of Peregrine Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated July 16, 2012, with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Peregrine Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended April 30, 2012.

          /s/ Ernst & Young LLP

Irvine, California

July 16, 2012